EXHIBIT 6.6

             Agreement between Axion Spatial Imaging Inc.

                                And

                        ChaseGlobal Capital

Axion retains the services of ChaseGlobal for a period of seven months from the date of this agreement to perform the following services:

    a) Act as financial advisor and consultant to Axion;
    b) Place Hendrik F. Vandervelde, ChaseGlobal Comptroller on the Board of Directors of Axion for a term of one year. This will need to be ratified by shareholders. ChaseGlohal will provide a resume (cv), no later than October 31, 1999.

1. In consideration of the above services, Axion agrees to pay to ChaseGlobal a fee of $35,000.00 USD payable only in shares of common stock of the Company in monthly installments of 20,000 shares. The shares of common stock shall be valued at $.25 USD per share.

    a) The shares will be paid monthly upon receipt of a monthly invoice for $5000.00 USD from ChaseGlobal.
    b) The maximum shares to be paid out under this agreement are 140,000 shares. The shares shall he "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933, as amended.
    c) No additional compensation will be due to the Director position.

2. This agreement will expire without notice or compensation if the minimum monthly payments in the Stock Purchase agreement between Axion and Banakor Swisse S.A. have not been received by Axion as agreed.

3. With respect to the purchase of the Shares, Buyer warrants and represents the following:

    a) Buyer has been fully advised of the financial condition of the Company, has been allowed to review all relevant financial, business and legal documentation sufficient to enable it to evaluate its investment in the Shares. No representation or inducement has been made to Buyer which conflicts with this information;
    b) Buyer has been provided with all materials and information requested by Buyer or its representatives, including any information requested to verily any information furnished, and Buyer has been provided the opportunity for direct communication with the Company and its representatives regarding the purchase made by this Agreement, including the opportunity to ask questions of and receive answers from the executive officers and directors of the Company;
    c) Buyer has sufficient knowledge and experience in financial and business matters and is capable of evaluating the

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        merits and risks of this investment and of making an
        informed investment decision with respect to the investment;

    d) Buyer is bale to bear the economic risk of an investment in the Shares ands, at the present time, is able to afford a complete loss of such investment.
    e) Buyer was not solicited by any leaflet, public promotional meeting, circular, newspaper or megamzine article, radio or television advertisement, or any other form of general advertising or solicitation in connection with the offer, sale, or purchase of Company securities;
    f) Buyer understands and acknowledges that the Shares will be 'restricted securities' as that term is defined in Rule 144 promulgated under the Securities Act, and that the certificate(s) representing the Shares will bear a legend similar to the following:

          The securities represented by this certificate have not been registered under the Securities Ad of 2933, as amended the 'Act') and are 'restricted securities' as that term is defined in Rule 244 as promulgated under the Act. The securities may not be sold of transferred for value without an effective registration statement under the Act;, pursuant to the provisions of Rule 144 under the Act, or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Company;

    h) At the time Buyer was offered the Shares, it was, and at the date of this Agreement is, and at the Closing Date it will be, an accredited investor' as that term is defined in Rule 501(a) under the Securities Act.


4. This agreement shall inure for the benefit of and be binding upon both the parties hereto and their respective successors and assigns.


For Axion Spatial Imaging           For ChaseGlobal Capital


/s/ Ian Basford                     /s/ Joseph Castiglione
___________________________         _____________________________

        10/14/99                            10/12/99
Date: ___________________           Date: ____________________


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